EXHIBIT 99.1

PRESS RELEASE

ACTIS Global Ventures Announces Second Quarter 2006 Earnings Results: Quarterly Gross Profits Increased by 76%; Quarterly Sales Increased 70%

CARLSBAD, Calif., Aug. 22 /PRNewswire-FirstCall/ -- ACTIS Global Ventures, Inc. OTC Bulletin Board: AGLV), a publicly held Nevada corporation (the "Company"), reported consolidated results for the second quarter of 2006.

ACTIS reported consolidated net sales of $3,045,700 for the three months ended June 30, 2006, an increase of 70%, from $1,796,627 for the three months ended June 30, 2005. Consolidated net sales for the six months ended June 30, 2006 increased to $5,741,430 from $3,549,256 for the same period in 2005. The increase in sales in the three and six month periods ended June 30, 2006 of 70% and 62%, respectively, over the same periods in 2005 are primarily attributed to the continued growth of our BIOPRO Technology division.

Gross profits for the three months ended June 30, 2006 increased to $2,414,364 from $1,373,438 during the three months ended June 30, 2005. Gross profits for the six months ended June 30, 2006 increased to $4,525,754 from $2,679,759 over the same period in 2005. The increase in gross profits in the three and six months ended June 30, 2006 of 76% and 69%, respectively, is directly attributable to the increase in sales in the 2006 periods over the 2005 periods.

Consolidated net loss from operations for the three months ended June 30, 2006 decreased to $356,448 from $366,124 in 2005. Consolidated net loss from operations for the six months ended June 30, 2006 decreased to $896,259 from $903,695 in 2005.

Consolidated net loss attributable to common stockholders for the three months ended June 30, 2006 was $1,046,142, or $0.01 per share, compared to a consolidated net loss of $48,081, or $0.00 per share, for the three months ended June 30, 2005. Consolidated net loss attributable to stockholders for the six months ended June 30, 2006 was $2,976,396, or $0.02 per share, compared to a consolidated net loss of $1,336,328, or $0.02 per share for the same period in 2005. Included in the net loss attributable to common stock holders for the three and six months ended June 30, 2006 are net other non-cash expenses of approximately $700,000 and $2.1 million, respectively, compared to net non-cash gains reported in the 2005 three month period of approximately $334,000 and net expenses of approximately $378,000.

Operating expenses for the three months ended June 30, 2006 were $2,770,812 compared to $1,739,562 for the three months ended June 30, 2005. The increase in operating expenses is due to increased sales commission expense on increased sales, as well as increased sales and marketing expenses due to efforts to promote BIOPRO Technology.

Commenting on the Q2 2006 results, Ray W. Grimm, ACTIS' chief executive officer states: "We are pleased to report our continued increase in revenues for the second quarter of 2006 by 70% over the second quarter in 2005. We are also showing our continued momentum to grow revenues quarterly by increasing our revenues by over 10% from the first quarter of 2006. Our consolidated net loss, before the non-cash effects of the accounting treatment of our convertible financings, is continuing to decrease and is approximately 30% less than our net loss from operations for the first quarter of 2006, proving our ability to not only grow our sales, but to ultimately reach our goal of profitability in the near future."

The information contained in this press release should be read in connection with the Company's Quarterly Reports on Form 10-QSB for the periods ended June 30, 2006 and March 31, 2006, and its Annual Report on Form 10-KSB for the year ended December 31, 2005. The Report from the Company's Independent Registered Public Accounting Firm contained in the Company's Annual Report on Form 10-KSB includes an explanatory paragraph as to the Company's ability to continue as a going concern and other information necessary for an understanding of the Company.

About A CTIS Global Ventures, Inc.
ACTIS Global Ventures, Inc. (OTC Bulletin Board: AGLV), formerly FemOne, Inc., (OTC Bulletin Board: FEMO), based in Carlsbad, California markets and sells products through direct sales and direct response television. Its direct sales are generated through two divisions, BIOPRO Technology distributing Bioenergetics products in the United States, Canada, Australia, New Zealand, the Philippines and South Africa, and FemOne, distributing nutritional products in the United States and Canada. Its Direct Response Television sales are generated through its subsidiary SRA Marketing.

More information about BIOPRO Technology and FemOne products can be found on the company's web sites at http://www.bioprotechnology.com or http://www.femone.com. Investors are invited to contact the Company by visiting its website at http://www.actisglobalventures.com, or by contacting its controller, Cindi Moore, by e-mail at cindim@actisglobalventures.com or by telephone at (760) 448-2498.

Any statements made in this press release which are not historical facts contain certain forward-looking statements, as such term is defined in the Private Litigation Reform Act of 1995, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward- looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward looking statements. In some cases, you can identify forward looking statements by terminology such as "may," "will," "should," "could," "intend," "expects," "plan," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements

ACTIS GLOBAL VENTURES, INC.
Consolidated Statements of Operations
For the Three and Six Months ended June 30, 2006 and 2005
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
REVENUES
Product sales	$3,045,700	$1,796,627	$5,741,430	$3,549,256
Cost of sales	631,336	423,189	1,215,676	869,497
GROSS PROFIT	2,414,364	1,373,438	4,525,754	2,679,759

EXPENSES
Sales commissions	1,268,625	708,317	2,330,261	1,452,602
Order fulfillment costs	276,608	156,434	532,223	294,191
Sales and marketing	685,665	527,414	1,410,891	1,058,449
General and administrative	539,914	347,397	1,148,638	778,212
Total operating expenses	2,770,812	1,739,562	5,422,013	3,583,454
NET LOSS FROM OPERATIONS	(356,448)	(366,124)	(896,259)	(903,695)

OTHER INCOME (EXPENSE)
Amortization of debt discount	(1,323,403)	(358,501)	(1,799,910)	(921,814)
Gain (loss) on warrant derivative liability	776,310	801,323	(1,082,891)	801,323

Gain on extinguishment of debt	--	--	1,101,070	--

Interest and finance charges	(154,297)	(115,207)	(291,179)	(265,145)
Other income (expense)	1,042	6,341	(8,663)	7,210
Total other income (expense)	(700,348)	333,956	(2,081,573)	(378,426)

LOSS BEFORE MINORITY INTEREST AND INCOME TAX EXPENSE	(1,056,796)	(32,168)	(2,977,832)	(1,282,121)

MINORITY INTEREST IN SUBSIDIARIES	10,654	(15,913)	7,436	(54,207)
INCOME TAX EXPENSE	--	--	(6,000)	--

NET LOSS	$(1,046,142)	$(48,081)	$(2,976,396)	$(1,336,328)

NET LOSS PER COMMON SHARE - Basic and Diluted	$(0.01)	$(0.00)	$(0.02)	$(0.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - Basic and Diluted	157,285,122	58,973,122	138,147,368	54,973,122

ACTIS GLOBAL VENTURES, INC.
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
ASSETS	2006	2005
Current assets
Cash	$209,610	$314,656
Accounts receivable	296,694	137,372
Accounts receivable, related party	23,017	29,195
Inventory	608,696	729,629
Inventory deposits	71,718	118,361
Prepaid expenses	80,114	53,782
Other current assets	--	73,075
Total current assets	1,289,849	1,456,070

Property and equipment, net	241,015	192,960

Other assets
Intangible assets, net	202,367	212,149
Deferred debt issue costs	136,086	237,172
Deposits	176,483	177,661
Total other assets	514,936	626,982

Total assets	$2,045,800	$2,276,012

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,219,189	$748,887
Accrued interest, related party	--	114,792
Accrued interest, convertible notes	415,461	225,368
Accrued commissions	266,326	269,453
Accrued commissions, related party	24,092	--
Accrued payroll and payroll tax	243,248	147,418
Accrued bonus	134,871	122,089
Deferred compensation	45,516	95,944
Customer Deposits	112,456	20,297
Deferred rent	54,783	51,435
Notes payable - related parties	91,612	339,159
Warrant derivative liability	1,302,380	219,489
Convertible notes payable, net	1,436,704	1,677,505
Total current liabilities	5,346,638	4,031,836

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST IN SUBSIDIARIES	44,843	52,279

STOCKHOLDERS' EQUITY (DEFICIT)
Common Stock, 5,000,000,000 common shares, $0.001 par value, authorized, 157,285,122 and 111,707,051 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	157,286	111,708
Additional paid in capital	7,895,089	6,529,428
Accumulated deficit	(11,438,356)	(8,461,960)
Accumulated other comprehensive income	40,300	12,721
Total stockholders' equity (deficit)	(3,345,681)	(1,808,103)